GALES INDUSTRIES INCORPORATED

                           CERTIFICATE OF DESIGNATION
                  OF THE RELATIVE RIGHTS, POWERS AND PREFERENCE
                   OF THE SERIES B CONVERTIBLE PREFERRED STOCK

      Pursuant to the authority granted in the Certificate of Incorporation of Gales Industries Incorporated, a Delaware corporation (the "Corporation"), the Corporation is authorized to establish and issue in series 8,003,716 shares of preferred stock and to designate the terms, preferences, limitations and relative rights of each series thereof.

      By resolution, the Board of Directors of the Corporation has established, designated and fixed the terms, preferences, limitations and relative rights of two million (2,000,000) shares of the authorized and unissued preferred stock of the Corporation, par value $.001 per share, as "Series B Convertible Preferred Stock" (the "Series B Preferred Stock") with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

      1. Dividends.

            (a) Dividends. (i) Except as otherwise provided herein, the holders of shares of Series B Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the rate per annum of seven percent (7%) (the "Dividend Rate") of the Series B Original Issue Price (as defined below) on each outstanding share of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares);

                  (ii) Dividends shall accrue and be payable (A) quarterly on January 2, April 1, July 1 and October 1 of each year (a "Dividend Payment Date") commencing on July 1, 2007, (B) on the Mandatory Conversion Date (as defined below), (C) on the Repurchase Date (as defined below) and (D) in the event of the exercise of by a holder of shares of Series B Preferred Stock of its conversion rights under Section 4, as to the shares to be converted the applicable Conversion Date (as defined below). Dividends shall be payable in cash or, subject to subsection (iv) below, at the election of the Corporation (the "PIK Election") by delivery of additional shares of Series B Preferred Stock ("PIK Shares"); provided that dividends payable on the Mandatory Conversion Date, the Repurchase Date or a Conversion Date shall be payable in cash.

                  (iii) If the Corporation shall make the PIK Election with respect to the dividend payable on the Series B Preferred Stock as of any Dividend Payment Date, it shall deliver to each holder of shares of Series B Preferred Stock within ten (10) business days following such Dividend Payment Date a number of shares of Series B Preferred Stock equal to (A) the aggregate dividend payable to such holder with respect to the shares of Series B Preferred Stock held by such holder as of the end of the quarter preceding such dividend Payment Date divided by (B) the lesser of (x) the then effective Series B Conversion Price or (y) the Average VWAP for the ten (10) consecutive trading days prior to such Dividend Payment Date. For purposes of determining the dividends payable on PIK Shares, PIK Shares shall be deemed to have been issued as of the applicable Dividend Payment Date, except with respect to a Dividend Payment Date of January 2, with respect to which PIK shares shall be deemed issued as of January 1 of the applicable year.


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                  (iv) In the event that during any sixty (60) trading day
period commencing on or after May 1, 2010, the average Closing Price shall be less than or equal to the Series B Conversion Price as of the end of such period, the holders of a majority of the then outstanding shares of Series B Preferred Stock may elect by written notice to the Corporation that all future dividends on the shares of Series B Preferred Stock shall be payable only in cash (the "Cash Election"); provided that if, notwithstanding such Cash Election, the Corporation is prohibited by applicable law from paying dividends in cash or the Board of the Corporation shall not authorize the payment of any dividend on the Series B Preferred Stock in cash; the Corporation may pay dividends by delivery of PIK Shares in accordance with Subsections 1(a)(ii) and
(iii).

                  (v) In the event the average Closing Price for the last thirty
(30) trading days of any calendar quarter commencing with the calendar quarter beginning July 1, 2010 shall be less than or equal to the then effective Series B Conversion Price as of the end of such quarter; the Dividend Rate applicable during such quarter and for each quarter thereafter shall be increased to:

                        A. Ten percent (10%) per annum to the extent dividends shall be paid in cash; and

                        B. Twelve percent (12%) per annum to the extent dividends shall be paid by delivery of PIK Shares

                  (vi) For purposes hereof:

                        A. "Average VWAP" shall mean with respect to any period of trading days, the average of the VWAP for the trading days during such period.

                        B. "Closing Price" shall mean (i) if the Common Stock is listed on a Principal Market, the closing price for the Common Stock on any particular trading day, as reported by Bloomberg or (ii) if the foregoing does not apply, the closing price for the Common Stock on any particular trading day in the over-the-counter market on the electronic bulletin board for Common Stock, as reported by Bloomberg, or (iii) if no closing price is reported for the Common Stock by Bloomberg for a trading day, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for the Common Stock, as reported in the "pink sheets" by the National Quotation Bureau, Inc, for such trading day. If the closing price cannot be calculated for the Common Stock on such date on any of the foregoing bases, the closing price of Common Stock on such date shall be the fair market value as mutually determined by the Corporation and the holders of at least a majority of the shares of Series B Preferred Stock then outstanding. All such determinations of the Closing Price shall to be appropriately and equitably adjusted in accordance with the provisions set forth herein for any stock dividend, stock split, stock combination or other similar transaction occurring during any period used to determine the Closing Price.


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

                        C. "Principal Market" shall mean, for purposes of determining Average VWAP or the Closing Price, if the Common Stock is listed for trading on one or more markets, the market on which the Common Stock principally trades based on the average daily share trading volume during the applicable period with respect to which Average VWAP or the Closing Price is to be determined; provided that the holders of a majority of the shares of Series B Preferred Stock may designate in writing to the Corporation the market that shall be the Principal Market if the Common Stock is listed on more than one market.

                        D. The "Series B Original Issue Price" shall be $10.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares).

                        E. "Series B Offering" means the sale and issuance of Series B Preferred Stock pursuant to the Confidential Private Placement Memorandum of the Corporation dated April 4, 2007.

                        F. "VWAP" shall mean(i) if the Common Stock is listed on a Principal Market, the daily dollar volume-weighted average sale price for the Common Stock on the Principal Market on any particular trading day during the period beginning at 9:30 a.m., New York City Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its "Volume at Price" functions or (ii) if the foregoing does not apply, the dollar volume-weighted average price of the Common Stock in the over-the-counter market on the electronic bulletin board for Common Stock for such trading day during the period beginning at 9:30 a.m., New York City Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, or (iii) if no dollar volume-weighted average price is reported for the Common Stock by Bloomberg for such hours or trading day, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for the Common Stock, as reported in the "pink sheets" by the National Quotation Bureau, Inc., for such trading day. If the VWAP cannot be calculated for the Common Stock on such trading day on any of the foregoing bases, the VWAP of Common Stock on such date shall be the fair market value as mutually determined by the Corporation and the holders of at least a majority of the shares of Series B Preferred Stock then outstanding. All such determinations of VWAP shall to be appropriately and equitably adjusted in accordance with the provisions set forth herein for any stock dividend, stock split, stock combination or other similar transaction occurring during any period used to determine VWAP.

            (b) Priority in Payment of Dividends. The Corporation shall not declare, pay or set aside any distributions (as defined below) on any shares of Common Stock or on any other Junior Stock without the vote or written consent of the holders of a majority of the then outstanding shares of Series B Preferred Stock. Subject to such approval of the holders of Series B Preferred Stock, the Corporation shall not declare, pay or set aside any distributions on shares of Common Stock or on any other Junior Stock unless the holders of Series B Preferred Stock then outstanding shall have first received, or shall simultaneously receive, a distribution in cash in respect of each outstanding share of Series B Preferred Stock in an amount at least equal to the amount specified in Subsection 1(a) plus the product obtained by multiplying (i) the per share amount of the distributions to be declared, paid or set aside for the Common Stock by (ii) the number of shares of Common Stock into which such shares of Series B Preferred Stock are then convertible in accordance with Subsections 4 and 5. Notwithstanding the foregoing provisions of this Subsection 1(b), the Corporation may declare and pay cash dividends upon the Common Stock; provided that the Average VWAP for the ten (10) trading days preceding the declaration of such dividend shall equal or exceed the then effective Series B Conversion Price and the Corporation shall have given the holders of the Series B Preferred Stock thirty (30) days written notice of the establishment of the record date for the payment of such dividend.


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

            (c) Definition of Distribution. For purposes of this Subsection 1, unless the context requires otherwise, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in Common Stock or other securities of the Corporation, or the purchase or redemption of shares of the Corporation for cash or property, including any such transfer, purchase or redemption by a subsidiary of the Corporation, but excluding repurchases or redemptions of Common Stock (i) held prior to the Series B Original Issue Date (as defined below) by employees or directors of, or consultants to, the Corporation upon termination of their employment or services pursuant to restricted stock agreements approved by the Board of Directors providing for such repurchase by the Corporation or any subsidiary; (ii) issued after the Effective Time to employees or directors of, or consultants to, the Corporation upon termination of their employment or services pursuant to restricted stock agreements approved by the Board of Directors providing for such repurchase by the Corporation or any subsidiary at cost; (iii) in liquidation or dissolution of the Corporation; and (iii) pursuant to any agreements containing a right of first refusal provision in favor of the Corporation.

      2. Liquidation Rights.

            (a) Liquidation Preference. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, including any transaction which is deemed to be a liquidation, dissolution, or winding up of the Corporation pursuant to Subsection 2(c) below (a "Liquidation Event"), the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets and funds of the Corporation available for distribution to its stockholders before any distribution or payment shall be made to any holders of Common Stock or any other class or series of stock of the Corporation ranking on liquidation junior to the Series B Preferred Stock (such Common Stock and other stock being collectively referred to as "Junior Stock"), an amount equal to the greater of (i) $10.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus, until the date fixed for payment, all declared and all accrued but unpaid dividends on such share of Series B Preferred Stock, or (ii) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 4 immediately prior to such Liquidation Event (the greater of (i) or (ii) is hereinafter referred to as the "Series B Liquidation Amount"). If upon any such Liquidation Event the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock and any other class or series of stock ranking on liquidation on a parity with the Series B Preferred Stock shall share ratably in any distribution of the remaining assets and legally available funds of the Corporation in proportion to their respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if the entire Series B Liquidation Amount and such pari passu payments on such other class or series of stock were paid in full.

            (b) Payments to Holders of Junior Stock. After the payment of all preferential amounts required to be paid to the holders of Series B Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation senior to or on a parity with the Series B Preferred Stock, upon a Liquidation Event, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

            (c) Deemed Liquidation Events.

                  (i) Unless the holders of a majority of the then outstanding shares of Series B Preferred Stock otherwise elect by giving written notice thereof to the Corporation at least ten (10) days before the effective date of a Company Sale (as defined below), such Company Sale shall be deemed to be a Liquidation Event for purposes of this Subsection 2, and all consideration payable to the stockholders of the Corporation (in the case of an acquisition or disposition as set forth in subclauses (A) and (B)), and all consideration payable to the Corporation, together with all other available assets of the Corporation (in the case of an asset sale as set forth in subclauses (C) and (D)), net of all corporate taxes, fees and costs associated with such Company Sale and all costs of winding up the Corporation's business, shall be distributed to the holders of capital stock of the Corporation in accordance with Subsections 2(a) and 2(b) above. A "Company Sale" means:

                        (A) a merger or consolidation in which

                              (1) the Corporation is a constituent party, or

                              (2) a subsidiary of the Corporation is a
constituent party and either (x) the Corporation issues shares of its capital stock pursuant to such merger or consolidation, or (y) as a result of such merger or consolidation of a subsidiary, the Corporation's ownership interest in the surviving entity is reduced; provided that neither Subsection 2(c)(i)(A)(1) nor subsection 2(c)(i)(A)(2) above shall include any such merger or consolidation involving the Corporation or a subsidiary in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least a majority of the voting power of (xx) the surviving or resulting entity or (yy) if the surviving or resulting entity is a wholly-owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity;

                        (B) the disposition by holders of the Corporation's then outstanding capital stock of at least a majority of the then outstanding equity voting power of the Corporation in a single or a series of related transactions;

                        (C) the sale, lease or other disposition of all or substantially all of the assets of the Corporation in a single transaction or series of related transactions (except any such sale to a wholly-owned subsidiary of the Corporation unless such sale, lease or other disposition is followed by a subsequent disposition or transfer of at least a majority of the then outstanding equity voting power of the Corporation or such subsidiary in a single or a series of related transactions); or

                        (D) the disposition by exclusive license, sale, assignment or otherwise of all, substantially all or a significant portion of the intellectual property rights of the Corporation, except for non-exclusive licenses granted under such intellectual property rights in the ordinary course of business.

                  (ii) The Corporation shall deliver written notice to the holders of shares of Series B Preferred Stock at least twenty (20) days prior to the effective date of a Company Sale, which notice shall contain all the material terms and conditions of such Company Sale, and any additional information concerning the terms of the Company Sale and the value of the assets of the Corporation as may reasonably be requested by the holders of Series B Preferred Stock in order to assist them in determining whether to treat such event as a Liquidation Event; provided that the requirement that such notice be delivered may be waived at any time by the holders of a majority of the then outstanding shares of Series B Preferred Stock. The Corporation shall not effect any Company Sale pursuant to Subsection 2(c)(i)(A) above unless (A) the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a) and 2(b) above or (B) the holders of a majority of the then outstanding shares of Series B Preferred Stock specifically consent in writing to the allocation of such consideration in a manner different from that provided in Subsections 2(a) and 2(b) above.

                  (iii) In the event of a Company Sale pursuant to Subsection 2(c)(i)(B), 2(c)(i)(C) or 2(c)(i)(D) above, if the Corporation does not effect a dissolution of the Corporation under the Delaware General Corporation Law within sixty (60) days after such Company Sale, then (A) the Corporation shall deliver a written notice to each holder of Series B Preferred Stock no later than the 60th day after the Company Sale advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Series B Preferred Stock, and (B) if the holders of a majority of the then outstanding shares of Series B Preferred Stock so request in a written instrument delivered to the Corporation not later than the later of 75 days after such Company Sale or thirty (30) days after receipt of such notice by the holders of Series B Preferred Stock, the Corporation shall use the consideration received by the Corporation for such Company Sale (net of any liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), to the extent legally available therefor (the "Net Proceeds"), to redeem, on the later of the 90th day after such Company Sale or fifteen (15) days after receipt of such request (the "Liquidation Redemption Date"), all outstanding shares of Series B Preferred Stock at a price per share equal to the Series B Liquidation Amount. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Series B Preferred Stock, the Corporation shall redeem a pro rata portion of each holder's shares of Series B Preferred Stock. The following provisions shall apply to the redemption of the Series B Preferred Stock pursuant to this Subsection 2(c)(iii):

                        (A) From and after the Liquidation Redemption Date, unless there shall be a default in payment of the Series B Liquidation Amount, all rights of each holder with respect to shares of Series B Preferred Stock redeemed on the Liquidation Redemption Date shall cease (except the right to receive the Series B Liquidation Amount without interest upon surrender of the certificate or certificates therefor), and such shares shall not be deemed to be outstanding for any purpose whatsoever.

                        (B) Prior to the distribution or redemption provided for in this Subsection 2(c)(iii), the Corporation shall not expend or dissipate the consideration received for such Company Sale, except to discharge all corporate taxes, fees, costs and expenses incurred in connection with such Company Sale or winding up of the Corporation's business.

                  (iv) The amount deemed paid or distributed to the holders of Series B Preferred Stock upon any such Company Sale shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or by the acquiring person, firm or other entity. The value of such property, rights or other securities ("Property Valuations") shall be determined on the basis of a valuation of the Corporation as a going concern, without attributing any discount for lack of liquidity or lack of control and shall be agreed upon by the Corporation and the holders of a majority of the then outstanding shares of Series B Preferred Stock or, if no such agreement is reached, by a mutually acceptable third-party appraiser. Whenever a determination with respect to a Property Valuation or the Net Proceeds is made the Corporation shall provide prompt notice of the determination of such valuation, and all underlying assumptions and calculations, to all holders of Series B Preferred Stock. If the holders of a majority of the then outstanding Series B Preferred Stock elect not to have such event treated as a Company Sale, the provisions of Subsection 4(h) shall instead apply.

      3. Voting.

            (a) General Rights. Each holder of outstanding shares of Series B Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Subsection 4 hereof), at each meeting of stockholders of the Corporation (or by written action of stockholders in lieu of meeting) with respect to all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law or by the provisions of Subsection 3(b) or (c) below, the holders of Series B Preferred Stock shall vote together with the holders of Common Stock as a single class.

            (b) Election of Directors.

                  (i) (A) If, following a Cash Election, the Corporation in accordance with Subsection 1(a)(iv) or for any other reason shall pay dividends on the Series B Preferred Stock by delivery of PIK Shares and (B) the number of shares of Series B Preferred Stock then outstanding is at least equal to twenty-five percent (25%) of the shares of Series B Preferred Stock issued pursuant to the Series B Offering (as defined below) (the "25% Outstanding Condition"), the holders of a majority of the shares of Series B Preferred Stock shall be entitled to appoint a member of the Board of Directors of the Corporation (the "Board") by written notice to the Corporation designating a person to serve as a director. Upon the designation of such a director (the "Series B Director"), the Board shall be deemed increased by one member and such designee shall be deemed appointed to fill the vacancy created by such increase and the Board shall take all action necessary to effect such increase and appoint and elect such designee and thereafter to cause the reelection of such designee at each meeting of the stockholders of the Corporation. A Series B Director may only be removed or replaced by vote or written consent of holders of a majority of the Shares of Series B Preferred Stock, unless the 25% Outstanding Condition shall no longer be satisfied in which event such designee may be removed by vote of the other members of the Board.


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

                  (ii) At any meeting held for the purpose of electing the Series B Director, the presence in person or by proxy of the holders of a majority of the shares of Series B Preferred Stock then outstanding shall constitute a quorum of the Series B Preferred Stock for the purpose of electing directors by holders of the Series B Preferred Stock. A vacancy in any directorship filled by the holders of Series B Preferred Stock shall be filled only by vote or written consent in lieu of a meeting of the holders of a majority of the Series B Preferred Stock or (B) pending any vote or written consent of the holders of the Series B Preferred Stock.

            (c) Protective Provisions. In addition to any other rights provided by law, the Corporation shall not, by merger, consolidation, recapitalization, reclassification or otherwise, take any of the following actions without first obtaining the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Series B Preferred Stock consenting or voting (as the case may be) separately as a class:

                  (i) alter or change the rights, preferences or privileges of the Series B Preferred Stock; or

                  (ii) create or authorize the creation of or issue any security, or any security convertible into or exercisable for any security, having rights, preferences or privileges senior to or on parity with the Series B Preferred Stock, or increase the authorized number of shares of Series B Preferred Stock.

      4. Optional Conversion and Adjustments to Series B Conversion Price. The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            (a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Series B Original Issue Price by (ii) the Series B Conversion Price (as defined below) in effect at the time of conversion. The "Series B Conversion Price" shall initially be the Average VWAP for the twenty (20) consecutive trading days prior to the Series B Original Issue Date. Such initial Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.


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

            (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series B Conversion Price.

            (c) Mechanics of Conversion.

                  (i) In order for a holder of Series B Preferred Stock to convert shares of Series B Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock, at the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series B Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The date of receipt of such certificates and the conversion notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series B Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. The shares of Common Stock issuable upon conversion of any shares of Series B Preferred Stock shall be deemed outstanding of record as of the applicable Conversion Date.

                  (ii) The Corporation shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock. Before taking any action that would cause an adjustment reducing the Series B Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series B Conversion Price.

                  (iii) All shares of Series B Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange for such shares of Series B Preferred Stock and payment of any declared but unpaid dividends thereon. Any shares of Series B Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the number of authorized shares of Series B Preferred Stock accordingly.


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

                  (iv) The Corporation shall pay any and all issue, stamp, transfer and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant to this Subsection 4. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

            (d) Adjustments to Series B Conversion Price for Diluting Issues:

                  (i) Special Definitions. For purposes of this Subsection 4, the following definitions shall apply:

                        (A) "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

                        (B) "Series B Original Issue Date" shall mean the date on which a share of Series B Preferred Stock was first issued pursuant to the Series B Offering.

                        (C) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

                        (D) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Series B Original Issue Date, other than:

                              (1) shares of Common Stock issued or issuable upon
conversion of outstanding shares of Series B Preferred Stock;

                              (2) shares of Common Stock issued or deemed issued
as a dividend or distribution on Series B Preferred Stock;

                              (3) shares of Common Stock issued or deemed issued
by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4(e) or 4(f) below;

                              (4) shares of Common Stock issued or deemed issued
upon the conversion of any Option or Convertible Security outstanding as of March 12, 2007 (provided that if such Convertible Security is amended following such date, Subsection 4(d)(iii)(C) hereof shall apply);

                              (5) Options or Convertible Securities issued
pursuant to a license agreement or an agreement pursuant to which the Corporation acquires the assets, equity or business of another person, which acquisition shall not constitute a Company Sale, provided that no party to any such agreement shall be an officer, director, holder of Common Stock or other affiliate of the Company or affiliate of any such officer, director or holder of Common Stock; and

                              (6) Other Options or Convertible Securities
pursuant to which in the aggregate no more than 1,000,000 shares of Common Stock are issuable upon exercise or conversion thereof.

                  (ii) No Adjustment of Series B Conversion Price. No adjustment in the Series B Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if: (a) the consideration per share (determined pursuant to Subsection 4(d)(v)) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the Series B Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock, or (b) the Corporation receives written notice from the holders of a majority of the then outstanding shares of Series B Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock.

                  (iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock.

                        (A) If the Corporation at any time or from time to time after the Series B Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock which are specifically excepted from the definition of Additional Shares of Common Stock by Subsection 4(d)(i)(D) above) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

                        (B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series B Conversion Price pursuant to the terms of Subsection 4(d)(iv) below, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Series B Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series B Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing the Series B Conversion Price to an amount which exceeds the lower of (i) the Series B Conversion Price on the original adjustment date, or (ii) the Series B Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                        (C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock which are specifically excepted from the definition of Additional Shares of Common Stock by Subsection 4(d)(i)(D) above), the issuance of which did not result in an adjustment to the Series B Conversion Price pursuant to the terms of Subsection 4(d)(iv) below (either because the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the applicable Series B Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series B Original Issue Date), are revised after the Series B Original Issue Date (either automatically pursuant the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4(d)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

                        (D) Upon the expiration or termination of any unexercised Options or unconverted or unexchanged Convertible Securities, the Series B Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration or termination, be recomputed as if:

                              (1) in the case of Convertible Securities or
Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                              (2) in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Subsection 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised.

                        (E) No further adjustment in the Series B Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities.

                        (F) In the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Series B Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (D) above.

                  (iv) Adjustment of Series B Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series B Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii)), without consideration or for a consideration per share less than the applicable Series B Conversion Price in effect immediately prior to such issue, then the Series B Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series B Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series B Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that (i) for the purpose of this Subsection 4(d)(iv), all shares of Common Stock issuable upon conversion of all shares of Series B Preferred Stock outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon conversion of such outstanding Series B Preferred Stock shall be determined without giving effect to any adjustments to the Series B Conversion Price resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

                  (v) Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                        (A) Cash and Property: Such consideration shall:

                              (1) insofar as it consists of cash, be computed at
the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

                              (2) insofar as it consists of property other than
cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                              (3) in the event Additional Shares of Common Stock
are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

                        (B) Options and Convertible Securities. Except as otherwise provided in Subsection 4(d)(iii)(D), the consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

                              (1) the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration until such subsequent adjustment occurs) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                              (2) the maximum number of shares of Common Stock
(as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number until such subsequent adjustment occurs) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                  (vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are comprised of shares of the same series or class of Preferred Stock, and such issuance dates occur within a period of no more than ninety (90) days, then the Series B Conversion Price shall be adjusted only once on account of such issuances, with such adjustment to occur upon the final such issuance and to give effect to all such issuances as if they occurred on the date of the final such issuance (and without giving effect to any adjustments as a result of such prior issuances within such period).

            (e) Adjustments to Series B Conversion Price for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series B Original Issue Date effect a subdivision of the outstanding Common Stock or combine the outstanding shares of Series B Preferred Stock, the Series B Conversion Price then in effect immediately before that subdivision or combination shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Series B Original Issue Date combine the outstanding shares of Common Stock or effect a subdivision of the outstanding shares of Series B Preferred Stock, the Series B Conversion Price then in effect immediately before the combination or subdivision shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

            (f) Adjustments to Series B Conversion Price for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series B Conversion Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series B Conversion Price then in effect by a fraction:

                  (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

                  (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive (A) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event or (B) a dividend or other distribution of shares of Series B Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

            (g) Adjustments to Series B Conversion Price for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property (other than regular cash dividends paid out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the holders of the Series B Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities of the Corporation, cash or other property which they would have been entitled to receive had the Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series B Preferred Stock; and provided that, no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive a dividend or other distribution of such securities, cash, or other property in an amount equal to the amount of such securities, cash, or other property as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

            (h) Adjustments to Series B Conversion Price for Merger or Reorganization, etc. (i) Subject to the provisions of Subsection 2(c), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (e), (f) or (g) of this Subsection 4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series B Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Subsection 4 with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth in this Subsection 4 (including provisions with respect to changes in and other adjustments of the Series B Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

                  (i) If pursuant to a transaction subject to Subsection 4(h)(i), the Common Stock is convertible into the right to receive cash, securities or and/or other property or consideration having an aggregate value per share as determined pursuant to Subsection 4(d)(v), less than the effective Series B Conversion Price, the Series B Conversion Price shall be reduced to such value.

            (i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to this Subsection 4, the Corporation at its expense shall, as promptly as reasonably practicable, but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock so adjusted or readjusted a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series B Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series B Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Series B Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that then would be received upon the conversion of Series B Preferred Stock.

            (j) Notices. In the event:

                  (i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock, cash, property or other securities of the Corporation;

                  (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

                  (iii) of any capital reorganization, recapitalization or reclassification of the capital stock of the Corporation; or

                  (iv) of a Company Sale or other Liquidation Event of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series B Preferred Stock, and shall cause to be mailed to the holders of the Series B Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten
(10) days prior to the date specified in (A) below or twenty (20) days before the earlier of the dates specified in (B) below, a notice stating:

                        (A) the record date of such dividend, distribution, subdivision or combination and the amount and character of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                        (B) the date on which such reorganization, recapitalization, reclassification, Company Sale or Liquidation Event is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, recapitalization, reclassification, Company Sale or Liquidation Event.

Notwithstanding the foregoing, no such notice need be provided in the event that such requirement is waived by the holders of at least a sixty percent (60%) of the then outstanding shares of Series B Preferred Stock.

            (k) If, following exercise by a holder (an "Exercising Holder") of its option to convert Series B Preferred Shares in accordance with this Subsection 4, the Corporation fails to deliver to such Exercising Holder a certificate or certificates representing all of the Common Stock issuable pursuant to such conversion by the close of business on the fifth trading day after the date of exercise (a "Certificate Delivery Failure"), such Exercising Holder shall have the right by written notice to the Corporation to rescind such exercise. In addition, if following a Certificate Delivery Failure, the applicable Exercising Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Exercising Holder of the Common Stock which such Exercising Holder anticipated receiving upon exercise of its option to convert Series B Preferred Stock (a "Buy-In"), the Corporation shall (i) pay in cash to such Exercising Holder the amount by which (x) the Exercising Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased pursuant to a Buy-in exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock acquired pursuant to the Buy-in times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (ii) at the option of such Exercising Holder, either rescind such conversion of Series B Preferred Stock relating to such Certificate Delivery Failure or deliver to such Exercising Holder the number of shares of Common Stock that would have been issued had the Corporation timely complied with its conversion and delivery obligations hereunder. For example, if an Exercising Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Series B Preferred Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (i) of the immediately preceding sentence the Corporation shall be required to pay such Exercising Holder $1,000. An Exercising Holder shall provide the Corporation written notice indicating the amounts payable to such Exercising Holder in respect of a Buy-In, together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit an Exercising Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation's failure to timely deliver certificates representing Common Stock upon conversion of Series B Preferred Stock.

      5. Mandatory Conversion.

            (a) Upon the date (the "Mandatory Conversion Date") specified by at least thirty (30) and no more than forty-five (45) days written notice by the Corporation to the holders of Series B Preferred Stock (so long as (A) as of the Mandatory Conversion Date shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall have been registered pursuant to an effective registration statement under the Securities Act of 1933, as amended, and shall be eligible for sale and listed on the New York Stock Exchange, National Association of Securities Dealers Automated Quotation System, the American Stock Exchange or on whichever exchange the Common Stock then trades (the "Applicable Exchange") and (B) the Closing Price on the Applicable Exchange for at least twenty (20) trading days during the period of thirty (30) trading days prior to the date of such notice, shall be at least 250% of Series B Conversion Price as of the date of such notice), all outstanding shares of Series B Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (x) the Series B Original Issue Price by (y) the Series B Conversion Price in effect at the time of conversion. Upon such mandatory conversion, the number of authorized shares of Preferred Stock shall be automatically reduced by the number of shares of Preferred Stock that had been designated as Series B Preferred Stock, and all references to the Series B Preferred Stock shall be deleted herefrom and shall be of no further force or effect.

            (b) Any notice with respect to the Mandatory Conversion Date shall be sent by first class or registered mail, postage prepaid, to each record holder of Series B Preferred Stock at such holder's address last shown on the records of the transfer agent for the Series B Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of any such notice, each holder of shares of Series B Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Subsection 5. On the Mandatory Conversion Date, all outstanding shares of Series B Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series B Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the right of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series B Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series B Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

            (c) All certificates evidencing shares of Series B Preferred Stock required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Series B Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the number of authorized shares of Series B Preferred Stock accordingly.

      6. Repurchase. Following May 1, 2010 upon not less than thirty (30) days written notice by the Corporation to the holders of Series B Preferred Stock, the Corporation may repurchase all but not less than all of the then outstanding shares of Series B Preferred Stock for a price per share equal to the amount determined for each share pursuant to Subsection 2(a)(i) as of the date set for repurchase in such notice (the "Repurchase Date"). Notwithstanding the delivery of such notice, the holders of Shares of Series B Preferred Stock shall be entitled to exercise their respective conversion rights pursuant to Subsection 4 at any time prior to the Repurchase Date.

      7. No Impairment. The Corporation will not, by amendment of Certificate of Incorporation of the Corporation or through any reorganization, recapitalization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of the terms and provisions of Series B Preferred Stock as set forth herein and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series B Preferred Stock against impairment.

      8. Waiver. Except as otherwise provided herein, any of the rights of the holders of Series B Preferred Stock set forth herein may be waived on behalf of all holders of shares of Series B Preferred Stock by the affirmative vote of the holders of a majority of the shares of Series B Preferred Stock then outstanding.

Signed on April 11, 2007


                                              By: /s/ Peter D. Rettaliata
                                                  ------------------------------
                                                  Peter D. Rettaliata, President